Exhibit 99.2

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Chief Executive Officer	Co-President
Catalyst Pharmaceutical Partners	Rx Communications Group
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

CATALYST PHARMACEUTICAL PARTNERS AND THE NATIONAL INSTITUTE ON DRUG ABUSE PLAN TO INITIATE U.S. PHASE II(b) CLINICAL TRIAL FOR COCAINE ADDICTION

CORAL GABLES, FL, February 23, 2010 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) announced today that it has signed a non-binding Letter of Intent with the National Institute on Drug Abuse (NIDA) to conduct a U.S. Phase II(b) clinical trial evaluating CPP-109, Catalyst’s formulation of vigabatrin, for the treatment of cocaine addiction. It is anticipated that NIDA, under their agreement with Veteran’s Administration Cooperative Studies Program, will provide substantial resources for the trial and that Catalyst will contribute approximately $2.5 million in resources as part of the estimated $10 million trial cost.

“We believe that support from NIDA further validates our enthusiasm of the potential for CPP-109 to help solve the global problem of cocaine addiction,” said Patrick J. McEnany, Chief Executive Officer of Catalyst. “We are very pleased to be working with NIDA and look forward to their participation, financial support and guidance in this study as we advance the development of this important program.”

“Currently, there are no FDA-approved medications to battle cocaine addiction,” said Dr. David McCann, Associate Director, Division of Pharmacotherapies and Medical Consequences of Drug Abuse, NIDA. “We are involved because we are encouraged by findings from prior animal and human studies that suggest promise for this medication as a treatment for the nation’s estimated 2.1 million cocaine abusers.”

About The Phase II(b) Clinical Trial

It is anticipated that this double-blind, placebo-controlled trial will enroll approximately 200 patients and will be conducted at eight leading addiction facilities across the United States. The clinical trial is designed to confirm the safety and efficacy of CPP-109 for the treatment of cocaine addiction.

“We will build on the knowledge and experience gained from the five previous human trials that have been conducted with vigabatrin to treat cocaine and methamphetamine addiction,” said Douglas Winship, Catalyst’s Vice President of Regulatory Operations. “This collaboration will enable us to conduct a Phase II(b) registration-directed trial of CPP-109 as required by the FDA. We expect to commence enrollment of patients by early summer of 2010 and to complete enrollment within 12 months.”

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a biopharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases of the central nervous system with a focus on the treatment of drug addiction and epilepsy. The Company has obtained from Brookhaven National Laboratory an exclusive license for nine patents in the United States relating to the right to use vigabatrin to treat a wide variety of substance addictions and obsessive-compulsive disorders. Catalyst also in-licensed worldwide rights to Brookhaven’s vigabatrin-related foreign patents or patents pending in more than 30 countries. The Company’s lead product candidate is CPP-109, which has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. Catalyst has also in-licensed worldwide rights to CPP-115 from Northwestern University and intends to its pursue development for several indications, including epilepsy and drug addiction. For more information about the Company, go to www.catalystpharma.com.

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including the required execution of a definitive clinical trial agreement between NIDA and Catalyst with respect to the clinical trial described in this press release and those factors described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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